Exhibit 99.1

ProPhase Labs Announces Record Financial Results

for the year ended December 31, 2022

Company highlights key strategic initiatives to grow underlying value in 2023 and beyond

Company announces it is in strategic discussions to develop BE-Smart cancer test globally

Company to hold a conference call Tuesday, March 28, 2023, at 11:00AM ET

Garden City, NY – March 28, 2023 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH), a growth oriented and diversified diagnostics, genomics and biotech company, today reported its financial and operational results for the year ended December 31, 2022.

Financial highlights for the full year ended December 31, 2022, include the following:

●	Net revenue of $122.6 million for the year ended December 31, 2022, as compared to $79.0 million for the year ended December 31, 2021, an increase of approximately 55%.

●	Net Income of $18.5 million, or $1.17 per diluted share, for the year ended December 31, 2022, as compared to net income of $6.3 million, or $0.41 per share, for the year ended December 31, 2021.

●	Adjusted EBITDA of $38.6 million for the year ended December 31, 2022, as compared to adjusted EBITDA of $18.1 million for the year ended December 31, 2021.

●	Cash, cash equivalents and marketable equity securities of $17.4 million and working capital of $44.6 million as of December 31, 2022.

Corporate highlights for the year ended December 31, 2022, and subsequently include the following:

●	Acquired exclusive worldwide rights to develop and commercialize, subject to the necessary regulatory approvals, Equivir (dietary supplement) and Equivir G (Rx), two broad-based anti-virals.

●	Acquired exclusive worldwide rights to develop and commercialize Linebacker (LB-1 and LB-2) for the treatment of cancer, inflammatory diseases or symptoms and memory-related syndromes, diseases or symptoms, including dementia and Alzheimer’s disease.

●	Built out Nebula Genomics infrastructure, hired key management, added Dr. Russ Altman of Stanford University to our advisory board, and set the company on an accelerated growth path going forward.

●	Returned a total of 1.3 million shares to the Company in 2022 from our common stock repurchase plan and cashless stock options exercised at a total value of $11.3 million.

●	Paid two stock dividends to stockholders in 2022 totaling $9.3 million.

●	Subsequent to year-end 2022, acquired exclusive worldwide rights to the BE-Smart Esophageal Pre-Cancer diagnostic screening test and related intellectual property assets.

●	Subsequent to year-end 2022, received Board of Directors approval for a new $6 million stock repurchase program.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “While working on Wall Street in the 90’s, I learned that when it comes to investing, particularly in small cap development stage companies, bet on the jockey and not the horse. My fellow shareholders, you have all bet on the right jockey. Our results over the past decade and in particular over the last few years, which have proven to be a very difficult period for many companies, have been extraordinary for our company, and 2022 was no exception. I am so proud of our entire management team for what we have collectively accomplished, and the platform that we have built together to provide an exciting future for our company and our shareholders.”

Mr. Karkus continued, “A decade ago, we inherited a cold brand with declining sales. Management had the skill and foresight to turn it around and sell it for $50 million dollars. Unlike the managements of many other companies, we rewarded shareholders with stock buybacks and special dividends and did not squander a single penny. We then looked for opportunities and were patient, only swinging at balls that we felt could result in homeruns for our company. With the emergence of COVID-19, we found an opportunity to help people while generating immediate and significant returns. The financial results speak for themselves.”

“I am truly pleased with our full year 2022 revenues of $122.6 million and adjusted EBITDA of $38.6 million,” continued Mr. Karkus. “One item to clarify is a one-time year-end charge of $5.9 million related to bad debt write-offs. This charge relates to the first half of 2022 when HRSA stopped reimbursing COVID-19 testing providers for claims without insurance. While this write-off is prudent, we still hope to collect insurance on many of these claims.”

“I believe that it is our destiny to build a multi-billion-dollar company together,” continued Mr. Karkus. “While our financial results have been stellar, we believe that our diversification strategy, which began in 2022, will make our previous successes seem trivial in comparison to what is yet to come. Over the past two years, we have taken advantage of the bear market in micro-cap development stage biotech and life sciences companies and licensed and/or acquired some fantastic assets that will gestate and become potentially billion-dollar franchises on their own.”

“As our COVID-19 and flu testing slows in 2023, we believe that the underlying value of our other subsidiaries will continue to grow rapidly and will more than make up for the slowdown in our diagnostics business and will reward our shareholders significantly over time. Several of these subsidiaries are already beginning to operate exceptionally well.”

Mr. Karkus elaborated, “Revenues from our Pharmaloz Manufacturing subsidiary are up approximately 100% year-over-year and we expect them to triple over the next two years. We already have the demand and are only limited by how quickly we can build out our capacity. Our Nebula Genomics subsidiary is growing even faster. We estimate revenues for this business will grow more than 100% in 2023 and that is before we leverage off of our superior retail distribution network. If we are successful in gaining acceptance in major retailers, then sales will grow even more dramatically. Retail is something we know better than anyone and we expect to execute on this in the near term.”

“We are confident that combining Nebula Genomics’ comprehensive genomic testing with our CLIA-certified lab capabilities will lead to faster turnaround times and lower price points, driving additional demand,” Mr. Karkus continued. “We also plan to offer low-pass genomic testing at significantly lower price points. This will allow us to leverage our distribution network of more than 40,000 food, drug, and mass retail stores to further expand direct-to-consumer and big-box retail distribution of Nebula’s Genomic sequencing products and services. Additional goals include the development of partnerships for Nebula Genomic’s proprietary library, research collaborations with universities, and leveraging the Nebula Genomics database. Furthermore, we believe our lab will be one of the most sophisticated in the nation and therefore could become the go to spot for all genetic sample processing. Each of these initiatives could significantly grow sales as we look forward to 2023 and beyond.”

Mr. Karkus continued, “We are very excited to be developing the BE-Smart Esophageal Cancer Test. Testing is ongoing at mProbe in collaboration with Dr. Hartley and The Mayo Clinic as well as with several other Key Opinion Leaders around the country. As described in recent press releases, we believe the BE-Smart test has multi-billion-dollar potential with minimal competition and significant unmet need. We expect to pursue initial commercialization of the BE-Smart test later this year as a laboratory developed test (LDT) and for research use only (RUO) for cash payment. Full commercialization backed by insurance is expected to commence in the first half of 2024 once CPT codes are obtained for insurance reimbursement. In parallel, we are also in current discussions to explore strategic opportunities to potentially develop, commercialize and distribute our BE-Smart test globally. These global opportunities may be even larger than in the United States. In the longer-term we feel that our knowledge gained from the BE-Smart test could also lead to some significant opportunities for therapeutic applications for Esophageal Adeno Carcinoma (EAC).”

“As shareholders, we look for catalysts to drive performance,” added Mr. Karkus. “We believe our ProPhase BioPharma subsidiary has exciting potential in both the short-term and the long-term. We are currently conducting clinical studies of Equivir (OTC/dietary supplement), a broad based anti-viral, and anticipate launching Equivir (OTC/dietary supplement) in the United States in the second half of this year. We believe that this product has significant potential as a dietary supplement and leverages our core infrastructure from when we owned the Cold-EEZE Cold Remedy brand. Our Linebacker cancer compound (LB-1) continues to demonstrate excellent pre-clinical results as a potential cancer co-therapy for several billion-dollar cancer drugs. These studies are continuing at Dana Farber Cancer Institute, and we look forward to reporting additional progress in the second quarter of this year. Longer term, we do not plan to spend significantly on this development path and plan to sell, license or joint venture Linebacker once Phase 1 human clinical studies are completed at minimal cost to ProPhase shareholders.”

“And finally, our diversification strategy for our diagnostics laboratory is proceeding nicely. Our clinical lab and our genomics lab have both been fully constructed with equipment installed. We are in the final stages of completing clinical validations to ensure testing accuracy for regulatory obligations. Our genomics laboratory is equipped with state-of-the-art genomics equipment, which provides us with the opportunity to potentially be the low-cost provider of all whole genome sequencing in the United States, as well as a leading provider of other genomics tests. We will also continue to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities with the help of world-renowned genomics expert, George Church, co-founder of Nebula Genomics and Russ Altman, both of whom are advisors to ProPhase Labs.”

Mr. Karkus concluded, “As the largest shareholder in the Company, my primary concern has always been on creating value and a return on investment, on both an absolute and per share basis. While long-term performance is really just a series of good short-term executions, I remain focused on both the near-term and the long-term. In 2022, we returned a total of 1.3 million shares to the Company from the combination of our common stock repurchase plan and cashless stock options exercised at a total value of $11.3 million. Our recently announced new $6 million dollar stock repurchase program is a testament to our significant execution over the past two years as well as the Board’s confidence in our multi-faceted strategy to continue to build value for our shareholders long-term. Suffice it to say, the Board of Directors and I are excited for the future of our Company.”

Financial Results

Year Ended December 31, 2022

Net revenue for the year ended December 31, 2022 increased $43.6 million, or 55%, to $122.6 million compared to $79.0 million for the year ended December 31, 2021. The increase in net revenue was the result of a $39.8 million increase from diagnostic services, and a $3.8 million increase from consumer products. The increase in net revenue from diagnostic services was due to increased COVID-19 testing volumes performed as a result of the spread of the Omicron variant, which emerged in early 2022. Overall diagnostic testing volume increased from approximately 600,000 tests for the year ended December 31, 2021 to approximately 1,000,000 tests for the year ended December 31, 2022, of which 58% and 29% were reimbursed by the HRSA uninsured program, respectively. The average variable consideration received was $108.00 per adjudicated test for the year ended December 31, 2022 compared to $114.00 per adjudicated test for the year ended December 31, 2021 .

Cost of revenues for the year ended December 31, 2022 was $52.0 million, comprised of $39.9 million for diagnostic services and $12.1 million for consumer products. Cost of revenues for the year ended December 31, 2021 were $37.1 million comprised of $29.4 million for diagnostic services and $7.6 million for consumer products.

We realized a gross profit of $70.7 million for the year ended December 31, 2022, as compared to $42.0 million for the year ended December 31, 2021. The increase for the year ended December 31, 2022 compared to the year ended December 31, 2021 of $28.7 million attributable to an increase in diagnostic services, while consumer products remained flat. For the year ended December 31, 2022, our overall gross margin was 57.6% as compared to 53.1% for the year ended December 31, 2021. Gross margin for diagnostic services was 63.2% and 57.1% for the years ended December 31, 2022 and 2021, respectively. The increase in gross margin was principally due (i) increased efficiencies in our lab processing, (ii) decreased sample collection costs and (iii) a decrease in cost of testing materials. Gross margin for consumer products was 15.5% and 27.1% for the years ended December 31, 2022 and 2021, respectively. Gross margin for consumer products has historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic expenses for the year ended December 31, 2022 were $12.0 million as compared to $9.2 million of diagnostic expenses for the year ended December 31, 2021. The increase in diagnostic expenses of $2.8 million was primarily due to increased COVID-19 testing volumes performed as a result of the spread of the Omicron variant, which emerged in early 2022, partially offset by a greater proportion of costs allocated to cost of revenues as a result of the nature of agreements with network providers.

General and administration expenses increased $11.9 million for the year ended December 31, 2022 to $34.4 million as compared to $22.5 million for the year ended December 31, 2021. The increase in general and administration expenses for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was primarily related to an increase in personnel expenses and professional fees associated with our diagnostic services business. Additionally, we recorded a bad debt expense of $5.9 million representing a direct write-off of trade receivables we have determined to be uncollectible.

Research and development costs for the year ended December 31, 2022 were $0.7 million as compared to $0.5 million for the year ended December 31, 2021. The increase in research and development costs in fiscal 2022 as compared to fiscal 2021 was principally due to a decrease in personnel expenses associated with our diagnostics services business.

Our aggregate cash and cash equivalents and restricted cash as of December 31, 2022 were $9.1 million as compared to $8.7 million at December 31, 2021. Our working capital was $44.8 million and $45.8 million as of December 31, 2022 and 2021, respectively. The increase of $0.5 million in our cash and cash equivalents for the year ended December 31, 2022 was primarily due to the proceeds from the sale and maturities of marketable debt securities of $8.2 million, proceeds from dispositions of property and other assets of $0.5 million, and $28.7 million in cash provided by operating activities, offset by (i) purchases of marketable securities of $6.8 million, (ii) cash dividend payments of $9.3 million, (iii) repayment of note payable of $7.0 million, (iv) repurchase of common shares for $2.2 million, and (v) capital expenditures of $4.1 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 AM ET, March 28, 2023, to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference call by navigating to: https://dpregister.com/sreg/10176786/f8a78067aa

Please note that registered participants will receive their dial in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into ProPhase Lab’s call.

The conference call will be broadcast live and available for replay at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Fg5WDKxb and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A webcast replay of the call will be available approximately two hours after the end of the call at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code #7800122.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a growth oriented and diversified diagnostics, genomics and biotech company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics database to be used for further research. The Company provides traditional CLIA molecular laboratory services, including COVID-19 testing. The Company also operates Pharmaloz, a rapidly growing contract manufacturing subsidiary, and offers the TK Supplements line of dietary supplements, which are distributed in food, drug, and mass stores throughout the country.

ProPhase Diagnostics, Inc., a wholly owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19) and Influenza A and Influenza B. Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen tests to broaden its COVID-19 testing beyond RT-PCR testing. The Company has announced plans for the expansion of the lab to include traditional clinical testing and genomics sequencing.

Nebula Genomics, a rapidly growing and wholly owned subsidiary of ProPhase, focuses on genomics sequencing and testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic sequencing may help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression. The Company currently offers Nebula Genomics whole genome sequencing products direct-to-consumer online, with plans to sell in food, drug and mass (FDM) stores and to provide testing for universities conducting genomic research.

ProPhase BioPharma, Inc. (PBIO), a wholly owned subsidiary of ProPhase, was formed for the licensing, development and commercialization of novel drugs and compounds. Licensed compounds currently include Equivir (OTC/dietary supplement) and Equivir G (Rx), two broad based anti-virals, and Linebacker LB-1 and LB-2, two small molecule PIM kinase inhibitors. The Company is collaborating with the Dana Farber Cancer Institute to develop LB-1 as a cancer co- therapy. The Company also owns the exclusive rights to the BE-Smart Esophageal Pre-Cancer Diagnostic Screening test and related IP assets. The BE-Smart test remains under validation as a LDT. The test is focused on the early detection of esophageal cancer and is intended to provide health care providers and patients with data to help determine treatment options.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Pharmaloz contract manufacturing subsidiary. ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our plans to grow our subsidiaries and build a multi-billion dollar company, our expectations regarding the future revenue growth potential of each of our subsidiaries, our ability to collect insurance from HRSA for COVID-19 testing in the future, the ability of Nebula Genomics to offer faster turnaround times and lower prices for our whole-genome sequencing products and our plans to sell these products in food, drug and mass (FDM) stores and to develop partnerships for Nebula Genomics’ proprietary library, develop research collaborations with universities and leverage its database, our expected timeline for commercializing our BE-Smart Test and its market potential, our expected timeline for launching Equivir (OTC/dietary supplement) and its market potential, our anticipated timing for reporting additional preclinical results for our Linebacker (LB-1) compound and our development plans for LB-1, as well as our plans to expand our New York lab to include traditional clinical testing and genomic sequencing. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

For more information, visit www.ProPhaseLabs.com.

ProPhase Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.
267-880-1111
investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:

Renmark Financial Communications
John Boidman
514-939-3989
Jboidman@renmarkfinancial.com

Source: ProPhase Labs, Inc.

PROPHASE LABS, INC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands)

	DECEMBER 31, 2022	DECEMBER 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$9,109	$8,408
Restricted cash	—	250
Marketable debt securities, available for sale	8,328	8,779
Marketable equity securities, at fair value	—	76
Accounts receivable, net	37,054	37,708
Inventory, net	3,976	4,600
Prepaid expenses and other current assets	2,366	1,496
Total current assets	60,833	61,317

Property, plant and equipment, net	7,288	5,947
Secured promissory note receivable	—	—
Prepaid expenses, net of current portion	121	460
Right-of-use asset, net	4,059	4,402
Intangible assets, net	8,475	10,852
Goodwill	5,709	5,709
Other assets	1,163	608
TOTAL ASSETS	$87,648	$89,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,905	$7,026
Accrued diagnostic services	1,009	1,890
Accrued advertising and other allowances	99	104
Lease liabilities	301	663
Deferred revenue	2,499	2,034
Income tax payable	4,190	1,312
Other current liabilities	2,072	2,495
Total current liabilities	16,075	15,524

Non-current liabilities:
Deferred revenue, net of current portion	1,059	905
Deferred tax liability	224	—
Note payable	—	44
Unsecured convertible promissory notes, net	2,400	9,996
Lease liabilities, net of current portion	4,259	4,198
Total non-current liabilities	7,942	15,143
Total liabilities	24,017	30,667

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005par value, 15,485,900and 11,604,253shares outstanding, respectively	16	16
Additional paid-in capital	109,138	104,552
Retained earnings (accumulated deficit)	11,753	2,642
Treasury stock, at cost, 16,818,846and 16,652,022shares, respectively	(58,033)	(48,407)
Accumulated other comprehensive loss	757	(175)
Total stockholders’ equity	63,631	58,628
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,648	$89,295

PROPHASE LABS, INC

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

(in thousands)

	For the years ended
	DECEMBER 31, 2022	DECEMBER 31, 2021
Revenues, net	$122,647	$79,042
Cost of revenues	51,993	37,054
Gross profit	70,654	41,988

Operating expenses:
Diagnostic expenses	12,022	9,174
General and administration	34,385	22,493
Research and development	652	520
Total operating expenses	47,059	32,187
Gain on sale of real estate	—	—
Income (loss) from operations	23,595	9,801

Interest income, net	153	642
Interest expense	(764)	(1,148)
Change in fair value of investment securities	(76)	(240)
Impairment of secured promissory note receivable	—	(3,750)
Income from operations before income taxes	22,908	5,305
Income tax benefit (expense)	(4,445)	968
Income from operations after income taxes	18,463	6,273
Net income	$18,463	$6,273

Other comprehensive income (loss):
Unrealized income (loss) on marketable debt securities	932	(164)
Total comprehensive income	$19,395	$6,109

Earnings per share:
Basic	$1.17	$0.41

Diluted	$1.02	$0.40

Weighted average common shares outstanding:
Basic	15,845	15,172
Diluted	18,651	18,393

PROPHASE LABS, INC

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(in thousands)

	For the years ended
	DECEMBER 31, 2022	DECEMBER 31, 2021
Cash flows from operating activities
Net income	$18,463	$6,273
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized loss on marketable debt securities	354	165
Depreciation and amortization	4,718	3,234
Amortization of debt discount	4	5
Amortization on right-of-use assets	343	329
Loss on sales of assets	(127)	—
Impairment of secured promissory note receivable	—	3,750
Stock-based compensation expense	3,986	3,183
Change in fair value of investment securities	(174)	240
Non-cash interest income on secured promissory note receivable	—	(316)
Accounts receivable allowances	(761)	3,866
Inventory valuation reserve	(78)	267
Bad debt expense, direct write-offs	6,163	—
Changes in operating assets and liabilities:
Accounts receivable	(4,498)	(38,197)
Inventory	702	(1,746)
Prepaid and other assets	(617)	1,445
Other assets	(555)	(368)
Accounts payable and accrued expenses	(1,121)	2,450
Accrued diagnostic services	(881)	1,890
Accrued advertising and other allowances	(5)	—
Deferred revenue	619	2,608
Deferred tax liability	(138)	—
Lease liabilities	(301)	130
Income taxes payable	2,878	—
Other liabilities	(423)	(2,827)
Net cash provided by (used in) operating activities	28,551	(13,619)

Cash flows from investing activities
Business acquisitions, net of cash acquired	—	(9,066)
Issuance of secured promissory note receivable	—	(1,000)
Purchase of marketable securities	(6,777)	(21,527)
Proceeds from maturities of marketable securities	7,120	—
Proceeds from sale of marketable debt securities	1,047	15,858
Proceeds from promissory note	—	300
Proceeds form dispositions of property and other assets, net	452	—
Capital expenditures	(3,919)	(4,231)
Net cash (used in) provided by investing activities	(2,077)	(19,666)

Cash flows from financing activities
Proceeds from issuance of common stock from public offering, net	—	35,135
Proceeds from issuance of common stock and warrants from private offering	—	5,500
Repayment of common stock for payment of statutory taxes on cashless exercise of stock options	(7,474)	—
Repayment of note payable	(7,044)	(45)
Repurchases of common shares	(2,152)	(917)
Payment of dividends	(9,353)	(4,546)
Net cash (used in) provided by financing activities	(26,023)	35,127

Increase in cash, cash equivalents and restricted cash	451	1,842
Cash, cash equivalents and restricted cash, at the beginning of the year	8,658	6,816
Cash, cash equivalents and restricted cash, at the end of the year	$9,109	$8,658

Supplemental disclosures:
Cash paid for income taxes	$1,696	$—
Interest payment on the promissory notes	$763	$1,000

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common shares related to business acquisition	$—	$3,608
Issuance of common shares for debt conversion	$600	$—
Net unrealized loss, investments in marketable debt securities	$1,294	$(164)
Recognize additional goodwill related to deferred tax liability	$—	$362

Non-GAAP Financial Measure and Reconciliation

(unaudited)

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

PROPHASE LABS, INC

CONSOLIDATED NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(in thousands)

	For the years ended
	DECEMBER 31, 2022	DECEMBER 31, 2021
GAAP net income (loss) (1)	$18,463	$6,273
Interest, net	611	506
Income tax expense	4,445	(968)
Depreciation and amortization	4,718	3,233
EBITDA	28,237	9,044
Acquisition costs (2)	-	674
Share-based compensation expense	3,986	3,183
Non-cash rent expense (3)	236	459
Bad debt expense	6,163	3,750
Adjusted EBITDA	$38,622	$17,110

(1)	We believe that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2)	Transaction cost related to the Nebula acquisition.

(3)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.